Exhibit 99.3

Washington Mutual, Inc.
Prepared Remarks for First Quarter 2007 Earnings Conference Call
April 17, 2007

Please see the Cautionary Statements at the end of this document

Remarks of Kerry Killinger Chairman and CEO

Good afternoon, everyone. Thank you all for joining us today as we review our first quarter 2007 results.

As Alan mentioned, joining me today on the call is Tom Casey, our CFO. And our President, Steve Rotella, will also be available to answer questions at the end of our remarks.

First Quarter 2007 Earnings
Earlier today at our Annual Shareholders’ meeting, we announced our first quarter net income of $784 million, or $0.86 per share, compared to $985 million, or $0.98 per share in the first quarter of 2006. First quarter 2006 net income included an $85 million after tax partial settlement related to Home Savings goodwill litigation and $9 million from discontinued operations.
Earnings per share from continuing operations were up 30 percent from the fourth quarter of 2006. Reflecting these results and the company’s strong financial position, the Board once again increased the quarterly cash dividend, for the 47th consecutive quarter, by one cent, to 55 cents per share.

While we’re not at our full earnings potential, I am pleased with the solid results delivered by our team, despite a quarter that was challenged by a number of environmental factors - we have an inverted yield curve, slowing housing markets and unprecedented deterioration in the subprime mortgage business. Our performance demonstrates the continued strength of our diversified business model.

We experienced very strong account and customer growth during the first quarter. In Retail Banking, net new checking accounts were up 82 percent on a linked quarter basis and we added 782,000 new credit card accounts.

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During the first quarter, our net interest margin increased 21 basis points to 2.79 percent, reflecting the asset repositioning initiated in the fourth quarter, the continued upward repricing of our assets and the ongoing discipline in deposit pricing.

In Home Loans, which felt the brunt of the environmental challenges during the quarter, we were encouraged by improved performance in our prime lending business. However, the first quarter was a period of dramatic increases in subprime credit spreads, creating a very challenging environment for all market participants and driving a loss of $113 million in Home Loans. The major contributors to this result were net losses on sales of subprime loans, part of which was from adjustments to reflect declines in market values of loans held for sale and a decrease in the value of the subprime mortgage residuals, which together totaled $164 million after tax.

I’ll comment in more detail on the subprime mortgage environment and our overall credit quality thoughts in a few minutes, but first let me walk you through the first quarter’s results of our efficiency initiatives and individual business operations.

On the efficiency front, the hard work of 2006 paid off in a 7 percent reduction in noninterest expense on a linked quarter basis. The progress of our efforts is reflected in the reduction of our annual expense run rate by approximately $700 million, or 8 percent, to $8.4 billion based on the first quarter of this year compared to a $9.1 billion annual run rate for the fourth quarter of 2005.

When we embarked on our program to improve our efficiency, our focus was on driving greater productivity across the enterprise. It was to be more than just a cost-cutting exercise. During 2006, while we reduced annual operating costs by $700 million, we also added 1.23 million net new checking accounts, opened 144 new retail stores and added more than 3.2 million new credit card accounts, growing our managed cards receivable by 18 percent. This was a bold initiative and one of the larger efficiency programs ever embarked on by a top ten banking organization in the country.

Well, we have accomplished our goals and have delivered the efficiencies and the growth outlined in that plan. This process was painful as we reduced our employee base by about 18%. But it also means we are now positioned to efficiently grow our businesses. So while we remain disciplined on managing expenses and continuous improvement, our entire management team is intensely focused on improving the revenues generated from our expense base. We believe there is excellent operating leverage in our company and we are working very hard to realize the full earnings potential for our shareholders.

Retail Banking
Now, for a look at our businesses. Our largest and most profitable business, Retail Banking, continued its strong performance in the first quarter. Net income from continuing operations of $569 million was up 4 percent from the fourth quarter of 2006 and, excluding the contribution from portfolio management, was up 5 percent on a linked quarter basis and 21 percent from the same quarter a year ago.

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I’m very pleased with the fast start that our Retail Banking team got off to, growing net new checking accounts by 328,000. That pace was up 82 percent on a linked quarter basis. The execution of our strategy of attracting new customers with our free checking product and then cross selling other core banking products to them continues to be very successful.

Small business continues to be an attractive opportunity for us. During the first quarter we grew those accounts by 58,000, up 68 percent on a linked quarter basis. To ensure that we maintain and deepen these customer relationships we are adding experienced staff and attractive new services to support our small business clients.

A key proof point of the Retail Banking business model is the ongoing growth of depositor and retail banking fees which were up 15 percent from the first quarter a year ago.

After opening 55 new retail banking stores in the fourth quarter of 2006 and adding another 26 stores as part of the CCBI acquisition, we opened 6 stores in the first quarter. As in prior years, we expect the largest portion of our new store openings to occur in the second half of the year. We have an annual goal of opening one million net new checking accounts each year which requires a balance of strong growth by our current network of stores, our Internet channel (which is wamu.com) and our call centers complemented by the strategic addition of new stores. Given the strong account growth produced by our existing outlets in the first quarter, we believe we can achieve our growth targets with new store openings in the range of 100 to 125 for the year.

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Card Services
The Card Services Group delivered another strong performance in the first quarter with net income for the quarter of $256 million, up 24 percent from $207 million in the same quarter a year ago and 72 percent on a linked quarter basis. This performance was outstanding, but it was influenced by a higher than average level of securitizations during the quarter, following very strong receivables growth in the fourth quarter.

The Card Services strategy of continuing to market nationally through its outstanding direct marketing capability and partners program while also selling to WaMu retail customers continues to drive excellent results. During the first quarter we added 782,000 new credit card accounts of which about one third came from the WaMu retail channel.

The Credit Card 30-plus day delinquencies of 5.15 percent were down slightly at quarter end from 5.25 percent at the end of 2006. Net credit losses of 6.31 percent for the quarter increased from 5.84 percent on a linked quarter basis, but remain comfortably within our range of expected losses for this portfolio.

We are very pleased with the ongoing strong credit performance of the card portfolio. It reflects the strong credit culture of the team as well as the overall strength of the economy and particularly the low unemployment rates in most parts of the country. We anticipate that as the economy slows both the delinquency and loss levels will increase somewhat in the coming quarters.

Commercial Group
The Commercial Group continues to be successful in leveraging its low cost producer advantage to expand its leading position in multi-family lending. During the first quarter net income increased 40 percent to $94 million compared to the same quarter a year ago.

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The strategic acquisition of CCBI last year added to both our origination capability and growth in our portfolio. This is reflected in the strong first quarter lending volumes of $3.7 billion, up 33 percent from last year’s first quarter.

The multi-family loan portfolio continues to exhibit outstanding quality with nonperforming loans of only 20 basis points at the end of the quarter and essentially no losses in the past five years.

Home Loans
The Home Loans Group recorded a net loss of $113 million during the first quarter compared to a $122 million loss for the fourth quarter of 2006. The losses in both quarters were driven by the results in the subprime mortgage lending operations.

While the subprime mortgage industry is going through a shakeout period, we saw improvement and positive momentum in our prime home loans operations. Gain on sale of prime-based loans improved over the prior quarter. The demand for prime-based loans in the secondary market was strong, the margins higher than prior quarters and our application volume increased over the quarter.

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The progress in reducing our home loans cost structure and improving our efficiencies is starting to come through in our home loans performance. While the difficulty in the subprime sector is causing short-term volatility in our results, we believe that longer term we will benefit from the shakeout of weaker, irrational competitors. When combined with the positive trend in our prime business, we expect a return to profitability for Home Loans later in the year.

Summary
I’ll now turn it over to Tom to go into more detail on our financial performance.

Remarks of Tom Casey Executive Vice President and CFO

Thank you, Kerry. As Kerry said, we are making good progress in all our businesses, despite the short-term impact of the volatility in the subprime business.

Yield Curve and Net Interest Margin
An important accomplishment during the first quarter was the 21 basis points increase in our net interest margin to 2.79 percent. The increase was driven primarily by three factors. First, was the sale of $17.3 billion in low-yielding loans as part of our balance sheet repositioning initiated last quarter. Second, was the repricing of our adjustable-rate loans to higher rates and growth in higher-yielding loan categories such as credit cards. And on the liability side of the balance sheet, we continued to be disciplined in our deposit pricing which led to a 2 basis point decline in the cost of total interest bearing deposits during the quarter.

We feel very good about the strength of the margin in the first quarter; however, the yield curve continues to be inverted with the spread between five-year swaps and three-month LIBOR at negative 40 basis points. The forward yield curve at this time doesn’t anticipate a decline in short-term rates until late in the year. So while we were pleased with the NIM performance in the first quarter, we are still operating in a difficult environment and the NIM remains well below our long-term target of 3.00 to 3.10 percent.

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Asset Growth
Average assets of $331.9 billion for the first quarter declined 6 percent on a linked quarter basis, due primarily to the completion of the asset repositioning we outlined during our fourth quarter call. The remaining decline reflects the normal runoff of single-family residential loans that were not replaced with new production. Looking forward, we expect the opportunities for asset growth to remain limited as long as the current inverted yield curve environment persists.

Subprime Lending Market Environment
As you’re all well aware, the market for subprime loans continued to deteriorate during the first quarter and credit spreads for subprime lending portfolios became extremely wide. For example, BBB- spreads increased from around 200 basis points in the fourth quarter to more than 900 basis points in March. Specifically our results were impacted in two ways. First, loans held for sale. Loans held for sale are recorded at the lower of cost or market value and were significantly impacted by lower liquidity in the secondary market. In the first quarter we recognized subprime losses on sale of loans, part of which was from adjustments to reflect declines in market values of loans held for sale, totaling $164 million pretax.

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Second, subprime residuals. When subprime loans are sold, the seller typically retains a residual interest, which then must be carried on the balance sheet at fair value. Based on actual, and estimates of future, credit performance, we decreased the value of our subprime mortgage residuals by $88 million pretax during the first quarter. At quarter end, the subprime residuals on the balance sheet were $105 million.

Most of the losses in the subprime secondary market during the past two quarters are tied to the poor credit performance of loans originated during 2006 due to the competitive environment that existed during that period. While subprime credit spreads have remained wide during the first few weeks of April, we have successfully sold loans from our held for sale portfolio at prices that substantiate quarter-end values we recorded. As the first quarter progressed and many competitors exited the market, we continuously modified our subprime pricing and underwriting standards. For example, currently, our subprime pricing has a weighted average coupon of approximately 9 percent and we were not originating loans with a higher than 95 percent LTV. This improved pricing and stronger credit profile should help return profitability to this product going forward.

One additional factor that has plagued much of the industry during the first quarter was the recognition of higher reserves for loan repurchase obligations. We identified that risk and adjusted our reserves during the fourth quarter of last year. During the first quarter, we experienced a steady decline in first payment defaults and investor requests for loan repurchases moderated. As a result, no material adjustment was necessary for the repurchase reserves during the first quarter.

Credit Quality
Now I’ll review our credit quality.

In total, nonperforming assets as a percentage of total assets was 1.02 percent at the end of the first quarter up from 80 basis points at year end. Accounting for about one third, or about 7 basis points, of the increase in the NPA ratio was the fact that period ending total assets decreased 8 percent during the quarter.

Net charge-offs for the quarter of $183 million were up $47 million from the fourth quarter. On WM-15 you can see that $30 million of the increase is from credit cards. The increase in credit card charge-offs primarily reflects a reduced level of charge-offs in the fourth quarter of 2006 due to the sale of higher-risk loans from the portfolio in that quarter. The remaining increase in charge-offs came from an increase in home equity and home loans.

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In the chart in our prepared remarks, you can see that subprime nonperforming loans are over 7 percent. The increase is being driven by loans originated in 2006 that are performing below our expectations, including the transfer of approximately $110 million of subprime nonperforming loans from loans held for sale. However, while we are seeing much higher delinquencies, actual charge-offs remain relatively stable. We continue to monitor this portfolio very carefully and are proactively working with customers and making accommodations when appropriate to minimize losses.

As we look at our other portfolios, we are very comfortable with the continued strong quality they reflect. But because of the increased interest in credit risk this quarter, we have included our portfolio statistics at the end of our prepared remarks, which Kerry will discuss in a moment.

Provision for Loan Losses
Moving on to the provision for loan losses, the provision totaled $234 million for the quarter down from $344 million in the previous quarter, primarily due to a lower provision for credit cards. The credit card provision for the fourth quarter of $275 million reflected very strong total managed card receivables growth, most of which was retained on the balance sheet. In comparison, the card provision of $106 million for the first quarter reflected flattish total managed receivables growth but a much higher level of card securitizations resulting in a reduction of on balance sheet receivables.

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Non-card provision for loan losses was $128 million up from $69 million in the prior quarter, primarily due to the downturn in the housing sector and the related increase in the level of net charge-offs. During the quarter net charge-offs for home loans and home equity both increased. Going forward we expect both NPAs and charge-offs to increase somewhat as these portfolios continue to season and adjust to the slower housing market. However, overall, these portfolios are good quality and we expect them to perform well despite this less favorable market environment.

Earnings Driver Guidance
So now, let me update you on our earnings drivers for 2007 given the current environment and our expectations for the remainder of the year.

2007 Earnings Driver Guidance
Driver	January 2007 Guidance	April 2007 Guidance
1) Average assets	0% - 5% decline
2) Net interest margin	2.85% - 2.95%
3) Credit provisioning	$1.1 - $1.2 billion	$1.3 - $1.5 billion
4) Depositor and other retail banking fees	10% - 12% growth
5) Noninterest income	$6.7 - $6.9 billion
6) Noninterest expense	$8.4 - $8.5 billion

Average Assets
Given the 6 percent average asset decline during the first quarter and our expectations for continuation of the challenging interest rate environment, our bias is now toward the lower end of our guidance range of zero to down 5 percent. So if we don’t see asset growth opportunities you can expect us to continue to buy back our stock throughout the rest of the year.

Net Interest Margin
As I said earlier, the forward yield curve doesn’t anticipate any decrease in short-term rates by the Fed until late in the year, so that will provide limited benefit for our NIM in 2007. That’s about the same view we had when we last provided NIM guidance in January. So with a NIM of 2.79 percent in the first quarter, we are maintaining our expected NIM in a range of 2.85 to 2.95 percent.

Credit Provision
The further softening of the housing market and rising NPAs in the first quarter lead us to conclude that our guidance for credit provisioning should be increased. In particular, we anticipate a need to increase provisions for subprime and home equity loans where there is less loan-to-value protection. Therefore we are raising our guidance range from $1.1 to $1.2 billion to our current range of $1.3 to $1.5 billion.

Depositor and other retail banking fees
Given our strong first quarter performance of depositor and other retail banking fees up 15 percent over last year’s first quarter, we continue to be comfortable with our guidance for depositor and other retail banking fees of 10 to 12 percent.

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Noninterest Income
We expect the subprime market to remain somewhat volatile and are not anticipating subprime gain on sale to recover to normal levels in the near term. However, the market demand for prime mortgage loans is strong and given our decision to sell loans rather than grow assets we expect good gain on sale from these products. Therefore, we are maintaining our noninterest income guidance of $6.7 to $6.9 billion for the year.

Noninterest Expense
Operating expenses continue to be well controlled and we remain very comfortable with our full-year guidance range of $8.4 to $8.5 billion for the year.

I’ll now turn it back over to Kerry for his summary comments.

Kerry Killinger Chairman and CEO (continued)

Thanks, Tom.

Recap

Before we open it up for your questions, I’d like to anticipate some mortgage related questions and make a few additional comments regarding credit quality in general.

Clearly the mortgage industry is contracting from the extended period of strong housing sales and rising prices fueled by low market interest rates, massive liquidity and a strong economy. A correction in housing prices was inevitable and we have been anticipating it for nearly two years now.

First, let’s address the most publicized problem over the quarter, which is subprime lending. Subprime mortgage lending is a small part of our overall business, but it has had an unfavorable impact on our results for the past two quarters. The soft housing market, flat yield curve and aggressive credit competition drove a rapid increase in delinquencies, particularly in loans originated in 2006. Weaker players were unable to find liquidity to sustain their businesses, leading to market disruption and a dramatic increase in subprime credit spreads, with a corresponding decrease in the value of existing subprime assets. Secondary market liquidity has been reduced for all players.

WaMu took several steps to reduce our exposure in this market sector. We tightened credit guidelines, adjusted pricing and sold virtually all of our 2004 and 2005 subprime residuals. In 2006, we sold nearly all of our subprime first mortgage production. At quarter end loans held for investment which were originated through the subprime mortgage channel equaled only 6 percent of our assets. Our subprime mortgage channel production for the first quarter of 2007 was down 51 percent from the same quarter of 2006. In other words, we decided to significantly reduce our market share during a period of above average uncertainty. In hindsight, this was the correct move. Nonetheless, the extreme widening of credit spreads impacted our gain on sale and the value of our residuals in the first quarter.

So we were impacted by credit and market conditions in the first quarter. But the strength of our diversified business model allowed us to weather this storm and we now have an enhanced competitive position from which to gain market share as conditions improve. We have already seen many marginal competitors leave, we have seen improved pricing, we have seen improved credit performance on recent originations as a result of tighter underwriting and we are being contacted each and every day by mortgage professionals wanting to join our team. While being very prudent, we are capturing good opportunities for future growth.

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We are committed to providing a full range of retail and small business banking products to our customers, who have a variety of credit profiles. Subprime loans provide a valuable source of credit for many customers. So we will continue to provide credit to consumers who need and deserve it.

We are of course continuing to study the latest interagency regulatory proposed guidance on subprime mortgage lending. We support prudent underwriting, appropriate and full disclosures to customers and a level playing field for all market participants. So we are very supportive of those actions which strengthen the industry and weed out the marginal and undisciplined players. And we welcome more oversight of the largely unregulated activities of mortgage brokers originating loans for Wall Street securitizations.

We believe the ultimate winners in this industry will be those with substantial capital and liquidity, adequate scale to be efficient, properly diversified and disciplined to achieve attractive returns over the long-term and weather the difficult parts of the economic cycle. We believe we are well positioned on all of those fronts and we intend to prudently expand our share of the mortgage market in targeted areas where the risk adjusted returns meet or exceed our required returns.

Next, let’s look at overall credit quality. With the economy performing well, our card services and commercial portfolios are performing very well. So our current credit challenges are pretty much centered in loans with single family residences as collateral. These principal loan categories are subprime, Alt-A, Option ARMs and home equity. Let’s take a quick look at each of these portfolios.

First, subprime. As we have seen delinquency problems increase in the subprime market generally and in our portfolio as well, we have taken the appropriate steps, including increasing our provision guidance for this uncertainty. At quarter end, our subprime mortgage channel loans totaled $20.4 billion. This portfolio has been built over many years and approximately 60 percent of the portfolio was originated in 2005 or earlier. The first mortgage loans in this portfolio have an average estimated current LTV of 66 percent and an average FICO score of 620. Only 2 percent of these loans have a current estimated LTV in excess of 90 percent. The home equity loans in this portfolio are of good quality for subprime loans, with an average FICO score of 682 and an average combined LTV of 93 percent.

Next, Alt-A. We are an active Alt-A lender, but for us it’s predominately originated for sale. In 2006, our Alt-A volume totaled $25.3 billion and our Alt-A sales were $21.4 billion. At the end of the first quarter, we had $6.1 billion in loans held for sale and our Alt-A residuals totaled just $21 million. In other words, we have very limited credit exposure to the Alt-A market at this time.

Next, Option ARMs. Our Option ARM portfolio was $58.1 billion at the end of the first quarter. It is high quality and continues to perform well, with the average current FICO scores at 699. The portfolio is well seasoned with an average estimated current LTV of 59 percent, as a result of us selling approximately two thirds of our production volume during 2005 and 2006. And only 1 percent of this portfolio had LTVs above 90 percent at time of origination.

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Finally, prime home equity. Our Home Equity Loan portfolio was $53.4 billion at the end of the first quarter. This portfolio remains very high quality with an average combined original LTV of 71 percent and an average FICO of 729. Only 2 percent of this portfolio had combined LTVs in excess of 90 percent at origination. About 26 percent of this portfolio is first liens. Similar to Option ARMs, we expect delinquencies and losses to rise over the balance of the year, but we view the quality as quite good.

In summary, as we look at our portfolio, we continue to be very satisfied with the overall credit performance. We expect delinquencies and losses to rise, but remain quite manageable and in line with the guidance that Tom reviewed on loan loss provisioning for the year.

As Tom mentioned, attached to our prepared remarks this quarter is a complete risk profile of our individual loan portfolios. This information is usually provided about a week after this call, but we accelerated it due to the interest in credit risk at this time.

With that we would be happy to answer any questions that you have at this time.

Prepared Remarks Appendix - Q1 2007 Credit Risk Management Prepared Remarks Appendix - Q1 2007 Credit Risk Management 2 2 1 Single-Family Residential excludes Custom and Builder Construction and Subprime Mortgage Channel. 2 Managed Credit Cards adds an additional $14.1 billion. 3 Home Equity excludes Home Equity loans included in the Subprime Mortgage Channel. Other $2.3 Other Commercial $8.5 Credit Cards $9.5 Single-Family Residential $93.5 Home Equity $53.4 Multi-Family $29.5 Subprime Mortgage Channel $20.4 43% 25% 14% 9% 4% 1% 4% 2 1 Loan Portfolio Mix $217 billion As of 3/31/07 ($B) 3

Single-Family Residential Portfolio1 Current FICO = 708 $110.0 $114.1 $123.8 $125.2 $121.1 $99.5 $93.5 $0 $20 $40 $60 $80 $100 $120 $140 2004 2005 1Q '06 2Q '06 3Q '06 4Q '06 1Q '07 Period End Portfolio Balance ($B 0.00% 0.10% 0.20% 0.30% 0.40% 0.50% Annual NCO Rate SFR Annual NCO 0.04% 0.03% Single-Family Residential Portfolio1 0. 14% Original LTV = 70% Est. Current LTV = 56% Est. Current LTV >90% = 1% Est. Current LTV >80% = 5% 1 Excludes Custom and Builder Construction and Subprime Mortgage Channel. Option ARM Portfolio Current FICO = 699 Original LTV = 71% Est. Current LTV = 59% Est. Current LTV >90% = 1% Est. Current LTV >80% = 6% Amount by which the current principal balance exceeds the original principal balance Unpaid Principal Balance Negative amortization as a % of the Option ARM portfolio 07 Period End Portfolio Balance ($B 0.00% 1.00% 2.00% 3.00% 4.00% Amount by which the current principal balance exceeds the original principal balance Unpaid Principal Balance Negative amortization as a % of the Option ARM portfolio Option ARM Portfolio Current FICO = 699 Original LTV = 71% Est. Current LTV = 59% Est. Current LTV >90% = 1% Est. Current LTV >80% = 6% $0.04 $0.01 $0.16 $0.89 $1.12 $49.3 $66.3 $71.2 $63.6 $58.1 $49.3 $66.3 $71.0 $57.0 $57.0 $62.7 1.93% 1.40% 0.22% 0.09% 0 $10 $20 $30 $40 $50 $60 $70 $80 2003 2004 2005 2006 1Q '07 Period End Portfolio Balance ($B 0.00% 1.00% 2.00% 3.00% 4.00%

Current FICO = 729 Original Combined LTV = 71% Original Combined LTV >90% = 2% Original Combined LTV >80% = 32% $43.6 $50.8 $52.6 $52.8 $52.9 $53.4 $51.9 $0 $10 $20 $30 $40 $50 $60 2004 2005 1Q '06 2Q '06 3Q '06 4Q '06 1Q '07 Period End Portfolio Balance ($B) 1 0.00% 0.10% 0.20% 0.30% 0.40% 0.50% Annual NCO Rate HEL/HELOC Annual NCO Rate 0.05% 0.04% 0.02% Home 1 Excludes Home Equity loans included in the Subprime Mortgage Channel. Includes mortgage loans purchased from recognized subprime lenders and mortgage loans originated under the Long Beach Mortgage name and held for investment. $0 $5 $10 $15 $20 $25 2004 2005 1Q '06 2Q '06 3Q '06 4Q '06 1Q '07 Period End Portfolio Balance ($B) 0.00% 0.50% 1.00% 1.50% 2.00% Annual NCO Rate Home Equity First Mortgages Annual NCO Rate 0.38% 0.23% 0.23% Subprime Subprime Mortgage Channel Portfolio1 0.76% $20.1 $20.2 $21.2 $19.2 $20.5 $17.6 $2.1 $2.8 Home Loans Current FICO = 620 Original LTV = 78% Est. Current LTV = 66% Est. Current LTV >90% = 2% Est. Current LTV >80% = 15% Home Equity Current FICO = 682 Original Combined LTV = 93% Original Combined LTV >90% = 65% Original Combined LTV >80% = 90% Annual NCO Rate 0.00% 0.50% 1.00% 1.50% 2.00% 0 $5 $10 $15 $20 $25 2004 2005 1Q '06 2Q '06 3Q '06 4Q '06 1Q '07 Period End Portfolio Balance ($B) 0.00% 0.50% 1.00% 1.50% 2.00% Annual NCO Rate Home Equity First Mortgages Annual NCO Rate 0.38% 0.23% 0.23% Subprime Mortgage Channel Portfolio1 0.76% $20.1 $20.2 $21.2 $19.2 $20.5 $17.6 $2.1 $2.8 Home Loans Current FICO = 620 Original LTV = 78% Est. Current LTV = 66% Est. Current LTV >90% = 2% Est. Current LTV >80% = 15% Home Equity Current FICO = 682 Original Combined LTV = 93% Original Combined LTV >90% = 65% Original Combined LTV >80% = 90% $1.5 $0.4 0.41% 0.93% 0.92% $0.1

$0 $10 $20 $30 $40 2004 2005 1Q '06 2Q '06 3Q '06 4Q '06 1Q '07 Period End Portfolio Balance ($B) 0.00% 0.10% 0.20% 0.30% 0.40% 0.50% Annual NCO Rate Other Commercial Multi-Family Lending Annual NCO Rate 0.02% 0.12% 0.01% 0.06% 0.07% $22.3 $25.6 $26.1 $26.7 $29.5 1 Other Commercial consists of Other Real Estate and Commercial Loans. 0.06% 1 $31.2 $32.8 $33.5 $34.0 $30.2 $38.0 0.07% 29.5 1 Other Commercial consists of Other Real Estate and Commercial Loans. $8.5 $7.3 $7.4 $7.2 $8.9 Commercial Portfolio $7.7 $27.4 0.06% 1 $31.2 $32.8 $33.5 $34.0 $30.2 $38.0 0.07% $8.4 $35.1 $38 $0 $5 $10 $15 $20 $25 $30 2004 2005 1Q '06 2Q '06 3Q '06 4Q '06 1Q '07 Period End Managed Receivables ($B) 1 0% 4% 8% 12% 16% 20% Annual NCO Rate Managed Card Services Managed Annual NCO Rate 5.84% 7.72% 11.65% Managed 18.5 $20.0 $20.1 $21.1 $21.9 $23.5 $23.6 $0 $5 $10 $15 $20 $25 $30 2004 2005 1Q '06 2Q '06 3Q '06 4Q '06 1Q '07 Period End Managed Receivables ($B) 1 0% 4% 8% 12% 16% 20% Annual NCO Rate Managed Card Services Managed Annual NCO Rate 5.84% 7.72% 11.65% Managed Card Data presented for periods prior to 4Q ‘05 is for Providian Financial Corp.

Nonperforming Assets $ Nonperforming Assets % Nonperforming Assets 0 $500 $1,000 $1,500 $2,000 $2,500 $3,000 $3,500 $4,000 2002 2003 2004 2005 2006 1Q '07 Period End Balance ($MM 0.10% 0.10% 0.30% 0.50% 0.70% 0.90% 1.10% 1.30% NPA Rate 0.93% 0.70% 0.58%
Allowance for loan and lease losses (period end) Net Charge-offs Provision Allowance as a % of loans held in portfolio ($ millions) WaMu acquisition of Providian on 10/1/2005 reflected in data beginning in 4Q ’05 Allowance for Loan and Lease Losses Period End Balance ($MM) 0 $400 $800 $1,200 $1,600 $2,000 2005 2006 1Q '06 1Q '07 0.00% 0.20% 0.40% 0.60% 0.80% 1.00% 1.20% Allowance as a % of Loans Held in Portfolio $1,695 $1,630 $1,642 $1,540 $244 $510 $105 $183 $316 $816 $82 $234 0.71% 0.68% 0.72% 0.74% 2005 2006 1Q '06 1Q '07 WaMu acquisition of Providian on 10/1/2005 reflected in data beginning in 4Q ’05
0.57% 1.02% $2,483 $1,937 $1,962 $2,775 $3,259 2002 2003 2004 2005 2006 1Q '07

Cautionary Statements This presentation contains forward-looking statements, which are not historical facts and pertain to future operating results. These forward-looking statements are within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations and intentions and other statements contained in this document that are not historical facts. When used in this presentation, the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” or words of similar meaning, or future or conditional verbs, such as “will,” “would,” “should,” “could,” or “may” are generally intended to identify forward-looking statements. These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the results discussed in these forward-looking statements for the reasons, among others, discussed under the heading “Factors That May Affect Future Results” in Washington Mutual’s 2006 Annual Report on Form 10-K include: ⑀⍽ Volatile interest rates and their impact on the mortgage banking business; ⑀⍽ Credit risk; ⑀⍽ Operational risk; ⑀⍽ Risks related to credit card operations; ⑀⍽ Changes in the regulation of financial services companies, housing government-sponsored enterprises and credit card lenders; ⑀⍽ Competition from banking and nonbanking companies; ⑀⍽ General business, economic and market conditions; and ⑀⍽ Reputational risk. There are other factors not described in our 2006 Form 10-K and which are beyond the Company’s ability to anticipate or control that could cause results to differ.